HEAD OF MARKETING COMPENSATION AGREEMENT

THIS AGREEMENT made as of June 1, 2007

BETWEEN:
Yaletown Capital Inc, Las Vegas, Nevada
(the "Company")

OF THE FIRST PART

AND:
Peter Miele with an office at 2434 Nelson Ave.
West Vancouver, V7V 2P8
(the "Executive")

OF THE SECOND PART

AND:

WHEREAS, the Company has appointed Executive to the position of Head of Marketing (“HOM”), and Executive has accepted such appointment;

WHEREAS, in connection with such appointment, the Company and Executive desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the Executive's appointment as HOM, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Executive and Company agree as follows:

1.	Effective Date. This Agreements Effective Date Is the date first mentioned herein.

2.	Term. This Agreement covers the period from June 1st, 2007 through to and including May 31st, 2008 (the “Contract Period”.)

3.
Duties. The Executive agrees that while he is engaged by the Company, he will devote a reasonable working time, energies and talents to serving as the HOM of the Company and providing services for the Company at the direction of the Chief Executive Officer (“CEO”) of the Company and without limiting the foregoing as attached in Schedule “A”. The Executive shall have such duties and responsibilities as may be assigned to him from time to time by the CEO, shall perform all duties assigned to him faithfully and efficiently, subject to the direction of the CEO, and shall have such authorities and powers as are inherent to the undertakings applicable to his position and necessary to carry out the responsibilities and duties required of him hereunder; provided, however, that the Executive shall not be required to perform any duties while he is disabled. Both parties understand and agree that the Executive may serve on boards of directors of other businesses, which are not in competition with the Company and may engage in commercial, civic and charitable activities provided that such service and activities do not materially interfere with the performance of the Executive's duties.

4.
Compensation. Subject to the terms and conditions of this Agreement, during the Contract Period while the Executive is contracted by the Company, the Company shall compensate the Executives services as follows:

4.1.
Executive is entitled to the equivalent of five thousand per month ($5,000) in cash or shares. The Executive will receive stock in lieu of cash up until which time the company is in a financial position to pay the Executive in cash. Until the Company has a market value for its common stock, the deemed price of any shares issued in lieu of payment for services shall be at a deemed value of $0.50 per share. The shares and/or cash shall be due and payable on the last day of each month. All shares issued pursuant to this agreement shall have piggyback registration rights.

4.2.
Should the Agreement be terminated prior to the end of the Contract Period any compensation due under the Agreement will be prorated to the last day the Executive performed his duties herein or such other date as agreed to in writing by the parties.

4.3.
The Fee is net of any applicable taxes except income taxes, and where any taxation is required to be applied as determined under Generally Accepted Accounting Principles (“GAAP”) the same will be remitted to Executive with the remittance.

4.4.	Executive is entitled to participate in the company’s stock option plan at conversion price and an amount authorized by the Board of Directors.

4.5.
The Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated senior management executives of the Company, for reasonable pre-approved out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Company's expense reimbursement policy and actually incurred by the Executive in the promotion of the Company's business.

4.6.
The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Executive and the Executive's heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive's engagement by the Company (and any predecessor company to the Company), or the Executive's service as an officer or member of the Board of Directors of the Company (or any predecessor company to the Company), including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company with respect to matters which occurred during such period of employment.

4.7.
The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking outside employment or otherwise and such payments shall not be reduced by any other income earned by Executive.

5.
Rights and Payments upon Termination. The Executive's right to benefits and payments, if any, for periods after the date on which his employment with the Company terminates for any reason (his "Termination Date") shall be determined in accordance with this Section 5:

5.1.
Termination By Company for Cause. If the Executive's termination is a result of the Company's termination of the Executive's employment on account of Cause, then, except as agreed in writing between the Executive and the Company, the Executive shall have no right to future payments or benefits under this Agreement (and the Company shall have no obligation to make any such future payments or provide any such future benefits) for periods after the Executive's Termination Date.

5.2.
Termination for Voluntary Resignation, Mutual Agreement or Other Reasons. If the Executive's termination occurs on account of his voluntary resignation, mutual agreement of the parties, or any reason other than those specified above then, except as agreed in writing between the Executive and the Company, the Executive shall have no right to future payments or benefits under this Agreement (and the Company shall have no obligation to make any such future payments or provide any such future benefits) for periods after the Executive's Termination Date. The Executive's termination of employment for Good Reason shall not be treated as a voluntary resignation for purposes of this Agreement.

5.3.	Definitions. For purposes of this Agreement:

5.3.1.	The term "Cause" shall mean:

5.3.1.1.	the wilful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, as determined by the Board of Directors; or

5.3.1.2.	conduct by the Executive that involves theft, fraud or dishonesty;

5.3.2.
The term "Good Reason" means (a) the assignment to the Executive duties which are materially inconsistent with his duties as HOM of the Company, including, without limitation, a material diminution or reduction in his title, office or responsibilities or a reduction in his rate of Salary, failure to provide bonus opportunities or stock awards in accordance with the requirements in Section 3, or (b) the relocation of the Executive to a location that is not within the greater Vancouver metropolitan area.

5.3.3.
Notwithstanding any other provision of this Agreement, the Executive shall automatically cease to be an employee of the Company and its affiliates as of his Termination Date and, to the extent permitted by applicable law, any and all monies that the Executive owes to the Company shall be repaid before any post-termination payments are made pursuant to the Executive pursuant to this Agreement.

6.	Confidential Information. The Executive agrees that:

6.1.
Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, he shall keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

6.2.
Upon his Termination Date or at the Company's earlier request, he will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relating to the business of the Company and its affiliates obtained by him during his course of employment with the Company.

6.3.
The Executive shall keep the Company informed of, and shall execute such assignments as may be necessary to transfer to the Company or its affiliates the benefits of, any inventions, discoveries, improvements, trade secrets, developments, processes, and procedures made by the Executive, in whole or in part, or conceived by the Executive either alone or with others, which result from any work which the Executive may do for or at the request of the Company, whether or not conceived by the Executive while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Executive's termination of employment. The Executive shall assist the Company or other nominated by it, to obtain patents, trademarks and service marks and the Executive agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company and its affiliates the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company and its affiliates. The Executive shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

6.4.
To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

6.5.
Nothing in the foregoing provisions of this Section 5 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of its affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

7.
Non-solicitation. While the Executive is employed by the Company and its affiliates and for a period of three years after the date the Executive terminates employment with the Company and its affiliates for any reason, the Executive covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, directly or indirectly, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the customers or employees of the Company or its affiliates in existence from time to time during his employment with the Company and its affiliates.

8.
Non-competition. While the Executive is employed by the Company and its affiliates, and for a period of three years after the date the Executive terminates employment with the Company and its affiliates, the Executive covenants and agrees that he will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or (ii)ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director or consultant) that engages in an activity in any state in which the Company or its affiliates is conducting or has reasonable expectations of commencing business activities at the date of the Executive's termination of employment, which is the same as, similar to, or competitive with retail product distribution systems and or bulk vending systems.

9.
Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Sections 6, 7 and 8 and agrees that the Company, in addition to other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, other equivalent relief, restraining the Executive from any actual or threatened breach of Sections 6, 7 and 8 without any bond or other security being required.

10.
Defence of Claims. The Executive agrees that, during his employment with the Company and after his termination, he will cooperate with the Company and its affiliates in the defence of any claims that may be made against the Company or its affiliates to the extent that such claims may relate to services performed by him for the Company. To the extent travel is required to comply with the requirements of this Section 8, the Company, shall to the extent possible, provide the Executive with notice at least 10 days prior to the date on which such travel would be required and the Company agrees to reimburse the Executive for all of his reasonable actual expenses associated with such travel; provided, however, that if the Company reasonably expects the travel to be extensive or unduly burdensome to the Executive from a financial perspective, the Company may provide to the Executive pre-paid tickets for transportation in connection with such travel.

11.
Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the Post Office registered or certified mail, return receipt requested, postage prepaid and addressed,

11.1.	in the case of the Company to the following address:

Yaletown Capital Inc,
Suite 200 - 3083 Grandview Hwy
Vancouver, BC

11.2.	or to the Executive:

 Peter Miele
2434 Nelson Ave. West Vancouver, V7V 2P8

11.3.	or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

12.
Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.

13.
Non-alienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

14.
Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

15.
Severability. It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Sections 5, 6 and 7, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

16.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Nevada, USA or such other jurisdiction as the parties agree to in writing.

17.	Currency. All dollar amounts referred to in this Agreement are the currency of the United States of America and in US Dollars.

18.	Amendment. This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages; each signed by one party hereto, but together signed by both of the parties hereto.

20.
Arbitration & Legal Fees. The Executive and the Company in good faith negotiations for the purpose of reaching an amicable resolution shall discuss disputes arising out of or in connection with the interpretation and application of this Agreement. Without prejudice to the Company's rights under Section 8 of this Agreement, any such disputes which cannot be settled amicably within thirty (30) days after written notice by one party to the other (or after such longer period agreed to in writing by the parties), shall thereafter be settled by binding arbitration in accordance with the laws of the state of Nevada and the then current Rules of Procedure for Commercial Arbitration generally accepted within the state. The arbitration tribunal shall consist of three (3) arbitrators chosen by each Party naming one Arbitrator and they in turn picking a third. The decision of the tribunal shall be final and binding and no appeal shall lie there from. The tribunal shall have the power to order one party to contribute to the reasonable costs and expenses of the other party, or to pay all or any portion of the costs of the arbitration, as the panel determines in its discretion..

20.1.
The Executive is entitled to timely payments (not later than 30 calendar days after notice from the Executive) from the Company of reasonable attorney fees incurred by the Executive in the event of a dispute arising out of or in connection with the interpretation and application of this Agreement.

21.
Other Agreements. This Agreement constitutes the sole and complete Agreement between the Company and the Executive and supersedes all other agreements, both oral and written, between the Company and the Executive with respect to the matters contained herein, provided, however, that this Agreement does not supersede the Change in Control Agreement or Severance Plan. No verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties have read and understand this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Yaletown Capital Inc.
Per: Authorized Signatory

Witness Name:	Peter Miele
Address
Phone No:

Schedule “A” Head of Marketing

Overview: The Head of Marketing must clearly identify on an ongoing basis who the Company is to its intended customers. The individual must be capable of taking each product and service and maintain a brand across all mediums.

The job description for the position of “Head of Marketing” will include the following items:

Takes overall responsibility for ensuring a marketing program is consistent with the company image and supports the company's business plan.

In collaboration with the management team, develops overall marketing program that supports the company business plan.

Develops consistent look of all marketing collateral, including similar materials, brochures, advertisements, and point-of-sale materials.

Works with outside sources such as graphics and production houses to produce marketing collateral.

Coordinates promotional products program, ensuring all products are consistent with the overall marketing image.

Maintains and updates the layouts and presentations of product spec sheets and user manuals. Works with technical staff to integrate the technical content.

Ensures all corporate communication is consistent with the overall branding image.

Remains current on industry developments, and makes recommendations related to marketing activities.